Exhibit 99

News Release
[LOGO]	First Midwest Bancorp, Inc.		First Midwest Bancorp One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE		CONTACT:	Michael L. Scudder
EVP, Chief Financial Officer
TRADED:	Nasdaq		(630) 875-7283
SYMBOL:	FMBI		www.firstmidwest.com
FIRST MIDWEST ANNOUNCES MODEST SECURITIES PORTFOLIO REALIGNMENT

ITASCA, IL, December 22, 2005 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today announced that it would sell approximately $200 million of certain under-performing securities. The securities involved represent about 9% of First Midwest's securities portfolio. As a result of this action, the Company expects to realize approximately $6.4 million in pre-tax securities losses in fourth quarter 2005. The proceeds generated from the sale will be used to reduce short-term borrowings and to acquire higher yielding assets as market conditions warrant, positioning the Company for expected interest rate movements beyond the next fiscal year. First Midwest expects substantially full recovery of these losses in the short to intermediate term, primarily through higher tax-equivalent income.

"These securities sales represent important steps to better position ourselves for current and expected market conditions," said John O'Meara, President and CEO of First Midwest Bancorp, Inc. "The persistence of low long-term interest rates and the corresponding flattening of the yield curve continue to place pressure on net interest margins industry-wide. In response to these challenging conditions, we have decided that it is appropriate to reposition our balance sheet for the expected rate environment. While this action should reduce 2005 performance by $0.09 per diluted share, it should help maintain margins prospectively. Based upon current First Midwest interest rate forecasts, longer-term performance should be enhanced compared with holding existing portfolio securities."

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties, including those factors described in First Midwest's 2004 Form 10-K and other filings with the U.S. Securities and Exchange Commission. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. First Midwest does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking markets. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 69 offices located in 49 communities, primarily in northeastern Illinois. First Midwest was the only bank named by Chicago magazine as one of the 25 best places to work in Chicago.

2